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                                                                    EXHIBIT (12)


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


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
                                                                              Twelve
                                                                           Months Ended
                                                                           June 30, 2001
                                                                           -------------

Income before provision for income taxes and fixed charges (Note A)         $58,231,450

Fixed charges:
Interest on first mortgage bonds                                            $17,405,640
Amortization of debt discount and expense less premium                        1,062,571
Interest on short-term debt                                                   2,621,486
Interest on other long-term debt                                              8,043,981
Interest on trust preferred distributions
  by subsidiary holding solely parent debentures                              1,416,667
Other interest                                                                  418,734
Rental expense representative of an interest factor (Note B)                     20,335
                                                                            -----------

Total fixed charges                                                          30,989,414

Ratio of income before provision for incomes taxes to net income                 1.322x
                                                                            -----------


Ratio of earnings to fixed charges                                                1.88x
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NOTE A:  For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B:  One-third of rental expense (which approximates the interest factor).